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STATE STREET CORPORATION

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PATRICK A. JORSTAD

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Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 editor@shareholdersonline.org

State Street Shareholder Praises Non-Management Directors for
Heeding Shareholder Vote;
Urges Those Directors to Drop Adversarial Stance on Other Issues

ALEXANDRIA, VIRGINIA, October 23, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of the Corporation's shareholders later this year, praised the non-management Directors of State Street for voting to terminate the so-called "poison pill" last week.

"I believe in giving credit where credit is due," Jorstad says. "To their credit, the non-management Directors of State Street finally responded to the expressed will of the shareholders on this issue. While I believe the path they took to arrive at this decision was an unnecessarily adversarial one, I congratulate them for catching up to the owners of the Company on this issue."

Jorstad adds: "However, I want to be clear about something. In the press release announcing their vote last week, the Directors claimed that their actions 'followed an in-depth evaluation of the issue by the Board and careful consideration of shareholder sentiment' on this issue. Maybe they define the terms 'in-depth evaluation' and 'careful consideration of shareholder sentiment' differently than I do, but I don't think squelching all discussion of the issue at an annual stockholders' meeting - as Mr. Logue did, with the 'independent' Directors looking on in total silence - merits either of those terms in this case. The Board's action last week comes on the heels of having one shareholder arrested, and the sponsor of the measure to terminate the poison pill ejected from the 2006 Annual Meeting. So while I applaud the Directors' belated conversion experience, I also look forward to hearing their explanation - in open court - for the steps taken at the 2006 Annual Meeting."

Jorstad notes that on Thursday of last week - the same day that the Directors announced their about-face on this issue - Mr. David A. Smith was in a Boston courtroom regarding the "criminal trespass" charge that arose from Mr. Logue's refusal to allow any discussion of the poison pill measure. Reciprocal discovery in that pending criminal case is due by November 20th, and the trial is scheduled to begin on December 8th of this year.

"The cover story of the September issue of Directorship was titled 'Nardelli's Mistake,' and in that interview, Home Depot's CEO admitted that he bungled the 2006 annual meeting of that company's shareholders," says Jorstad. "Rather than hearing anything similar from Mr. Logue, we are faced with his stock sales last week, which I think are a grotesque display."

Jorstad points to the Form 4 that Mr. Logue filed on Friday.

"The non-management Directors said that they took their action last week after 'careful consideration of shareholder sentiment' on the poison pill issue. Perhaps it is now time that the shareholders express their sentiment on the issue of executive compensation. In any event, I intend to give 'careful consideration' to the issue of 'disgorgement proceedings,' and I look forward to advancing measures that I believe will address deficiencies in the current executive compensation practices at the Company."

Directors and Attorneys Have Still Not Responded, Says Jorstad
Last Week's Is the Latest Unanswered Letter

On Monday, October 16th, Mr. Jorstad sent a letter to the non-management Directors, putting forward a new proposal for the 2007 Annual Meeting. In that letter, he also addressed the majority vote on the poison pill proposal earlier this year: "A review of the Corporation's SEC filings since April 19, 2006, reveals that the 'independent' Directors have failed to take any public steps aimed at implementing the recommendation embodied by the majority vote on the Rule 14a-8 shareholder proposal that I submitted last year. As shown on the latest Quarterly Report, that proposal - to redeem the poison pill - achieved an outright majority of the shares outstanding. Since the Directors do not seem inclined to act on a precatory proposal, this year's proposal is intended to be binding. [...] So, this year, it is entirely up to the Directors as to whether or not to implement the owners' expressed will with respect to the poison pill. I have moved on to the issue of reminding the current CEO - and his successors - of their proper place in the corporate governance hierarchy of this company. The shareholders spoke, twice - once in 2002 and again this year - on the issue of redeeming the poison pill. It is now up to the Directors to demonstrate that they know how to listen."

Jorstad adds: "Three days later, the Directors announced the termination of the poison pill. Again, I applaud their reactive vote. But I believe the time has long since passed for the non-management Directors to switch from a reactive gear into a proactive gear. This is the second majority vote proposal in three years that the non-management Directors have fought, maligned, and then embraced."

"I don't know who is advising the non-management Directors to take such an adversarial stance on these issues, but it's bad advice, in my view. Many legal treatises - including the one authored by more than 40 Ropes & Gray lawyers - suggest a more collegial approach to proxy contests. For my part, I would gladly meet with the non-management Directors, to share my ideas for the proposals I would like to advance at the Proposed Special Meeting. From my perspective, nothing would be gained by having Mr. Logue present during any such discussions; as far as I am concerned, his conduct at the 2006 Annual Meeting makes him largely irrelevant to any discussion or dialogue on these issues. In my opinion, a CEO cannot show that sort of contempt for the free exchange of ideas at a meeting of the Company's owners, and then profess to want to be part of a corporate governance dialogue."

Jorstad also wrote to the Directors last week that: "The shareholders of this Corporation are not the Directors' enemies. Even if they were, the Directors might note that one of America's toughest and most practiced negotiators, former Secretary of State James A. Baker, III, has recently said: 'So my point is, you know, you talk to your - you talk to your enemies. You don't just talk to your friends, and it's not a sign of weakness to talk to somebody, and it's not necessarily appeasement provided you do it in the right way.' By contrast, I view the non-management Directors' silence as not only constituting further evidence of their lack of genuine independence from executive management and Ropes & Gray's puppeteering, but also as a sign of their weakness. In their shoes, I would like to think that I would have enough dignity and self-respect to forego the lucrative options grants, and issue one of the new 'Form 8-K resignations' - permitting corporate directors to clearly signal that they are at odds with management. Mr. Smith and I crossed the room before the 2006 Annual Meeting, to shake hands and chat with the Directors before the meeting started. This made it all the more startling when those same Directors stared at their shoes, when Logue proclaimed, 'Take him too!' - pointing his finger at me, as Mr. Smith's arrest was under way. Threatened with arrest, I had little choice but to comply with Mr. Logue's puerile outburst. But as I walked out of the room, I had not one shred of doubt left that the Directors lack the oft-cited 'independence' repeatedly ascribed to them in the Corporation's proxy materials and other filings."

Jorstad adds: "The shareholders of this Corporation are not the CEO's luggage, to toss out on a whim. The CEO is the hired help, and the Directors work for the owners, not for the CEO. When a CEO of any American company has a 'you can't handle the truth' meltdown, it is long past time for the Directors to intervene, I think. Abusing the gavel - and abuse of process - is not the way to handle dissent at a stockholders' meeting, in my view."

Proposed Special Meeting Date Moved;
Court Action to Be Sought, If Necessary, Jorstad Says

Jorstad concludes: "On October 3, 2006, I sent the following notice to the Secretary and Clerk of State Street regarding the Proposed Special Meeting: 'Gentlemen: This e-mail will serve as notice that the special meeting date specified in my letter of September 11, 2006 is hereby extended to December 1, 2006 - or such other date as The Honorable Nancy J. Gertner, USDJ, shall specify after reviewing the materials I intend to file shortly. The Directors' continued silence is ill-advised, and a breach of their fiduciary duties, as far as I am concerned. Since no answer is forthcoming from them in reply to my letters, I shall seek an Answer under the Federal Rules.' [...]"

Of this ongoing silent treatment, Jorstad says: "I don't understand what the non-management Directors hope to gain by stonewalling, or by sticking their heads in the sand. Given the number of academics we have on our Board who hold advanced degrees, I am perplexed by their propensity to lay claim to others' work as their own, and by their refusal to sit down with others to have a frank and candid airing of viewpoints. Twice in three years, the Directors have put out press releases that - absent the back story - would make it seem as if they embraced the idea in question all along. We don't need flat-earthers leading this company. We need visionaries. If the current crop of non-management Directors are fresh out of ideas of their own, I suspect many of the Corporation's shareholders can suggest some. But in order for that dialogue to take place, shareholders should be certain that the next CEO of the company won't be allowed to repeat Mr. Logue's mistakes at the 2006 Annual Meeting. The free marketplace of ideas should be respected in an American company, in my view. Creating and protecting an environment in which owners can express their ideas for how to managed the Company's affairs profitably and honorably will - in my view - be a recipe for sustained, long-term growth for decades to come."

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Important Information: Patrick A. Jorstad plans to file a proxy or consent statement with the Securities and Exchange Commission relating to a solicitation of proxies or consents from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, currently proposed to be held on Friday, December 1, 2006. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT OR CONSENT STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement or consent statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006. Permission to quote or attribute the third-party sources above was neither sought nor obtained.